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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        NATIONAL FINANCIAL PARTNERS CORP.

         The undersigned hereby certifies, as of this 1st day of December, 2000 that:

         1. The present name of the Corporation (hereinafter, the "Corporation") is National Financial Partners Corp. The corporation was initially incorporated using the name National Financial Services Company, Inc. and the date of the filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware is August 27, 1998. The original Certificate of Incorporation was amended on January 11, 1999 by filing a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware, which amendment had the effect of increasing the authorized number of shares from 500,000 to 300,000,000. The Certificate of Incorporation was again amended on March 12, 1999 by filing a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware providing for the change of the corporate name from National Financial Services Company, Inc. to National Financial Partners Corp.

         2. The provisions of the Certificate of Incorporation of the Corporation, as amended, are hereby amended and restated and integrated into the single instrument which is hereinafter set forth, and which is hereinafter entitled Amended and Restated Certificate of Incorporation.

         3. The amendment and the restatement herein certified have been duly adopted by a majority of the directors, in the manner prescribed by Section 242 and

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Section 245 of Chapter 1, Title 8 of the General Corporation Law of the State of
Delaware.

         4. The amendment and the restatement herein certified have been duly adopted by a majority of the stockholders of the Corporation, in the manner prescribed by Section 242 and Section 245 of Chapter 1, Title 8 of the General Corporation Law of the State of Delaware.

         5. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation read as follows:

                                    ARTICLE I

         The name of the Corporation is: National Financial Partners Corp.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         Section 1. The Corporation shall be authorized to issue eight hundred million (800,000,000) shares of capital stock, of which (a) six hundred million (600,000,000) shall be shares of Common Stock with a par value of $0.01 per share and (b) two hundred

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million (200,000,000) shall be shares of Preferred Stock with a par value of
$0.01 per share.

         Section 2. Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the "Board") is authorized to fix the number of shares of any such series of Preferred Stock and to determine the designation of any such series, subject to the number of shares of Preferred Stock authorized at that time by this Article. The Board is further authorized to determine or alter the rights (including voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         Section 3. Each share of Common Stock shall have one vote. Except as otherwise provided by law and by the terms of any series of Preferred Stock designated by the Board pursuant to Section 2 of this Article IV, (a) the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and (b) the Common Stock shall vote together as a single class.

                                    ARTICLE V

         Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted at an election of directors.

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                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation.

                                   ARTICLE VII

         Meetings of the stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

                                  ARTICLE VIII

         The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                   ARTICLE IX

         A director or the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its

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stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, said National Financial Partners Corp. has caused this certificate to be signed by its Vice President this 1st day of December, 2000.
                                    /s/ Stephanie Scherr Olson
                                    __________________________________
                                    Stephanie Scherr Olson
                                    Vice President